Confidential	Execution Version
Dated 9 September 2015

GOLAR HILLI CORPORATION as Borrower FORTUNE LIANJIANG SHIPPING S.A. as Lender
Pre-delivery Financing Agreement for up to US$700,000,000

Contents
Clause        Page
1Definitions and interpretation    1
2Conditions Precedent    2
3The Facility    2
4Advances    2
5Repayment    3
6Illegality, prepayment and cancellation    3
7Interest    5
8Fees    5
9Representations    6
10Information Undertakings    12
11General undertakings    13
12Conversion Undertakings    16
13Project Undertakings    17
14Dealings with Vessel    21
15Insurance    23
16Business restrictions    27
17Financial covenants    29
18Events of Default    31
19Payments    35
20Tax gross up and indemnities    36
21Indemnities    38
22Set-off    39
23Calculations and certificates    39
24Changes in regulation / Illegality    39
25Transfer    40
26Remedies    41
27Costs and expenses    41
28Notices    42

29Partial invalidity    42
30Confidentiality    42
31Counterparts    43
32Law and jurisdiction    44
33FATCA    44
Schedule 1 Initial administrative details of the parties47
Schedule 2 Part A Conditions precedent to the First Advance48
Part B – Conditions Precedent to each Advance52
Schedule 3 Form of Drawdown Notice53
Schedule 4 The Security Documents54
Schedule 5 Technical Adviser’s Scope of Work55

Pre-delivery Financing Agreement dated ___9 September________ 2015
Parties
Borrower:            Golar Hilli Corporation
Lender:            Fortune Lianjiang Shipping S.A.
Summary

Amount:	an amount equal to the lower of (a) seven hundred million dollars (US$700,000,000); and (b) 60% of the Initial Project Budget

Purpose:	funding the Borrower’s instalment payments of the Initial Project Budget

Period:	the loan is repayable or set off against the Purchase Price in one lump sum on the Final Maturity Date

Financing Rate:	a fixed rate of 6.25% per annum and the interest so accrued shall be paid quarterly in arrears

Security Documents:	As described in Schedule 4 (The Security Documents)
Governing Law:            English law
THE PARTIES AGREE as follows:

1	Definitions and interpretation

1.1
Terms and conditions defined in the common terms agreement dated on or around the date hereof and made between Golar Hilli Corporation in its capacity as borrower, seller and bareboat charterer, Golar LNG Limited as guarantor, and Fortune Lianjiang Shipping S.A. in its capacity as lender, buyer and owner (the Common Terms Agreement) shall have the same meaning when used in this Agreement, including the recitals hereto, unless otherwise defined herein.

1.2	Third Party Rights

(a)
Unless expressly provided to the contrary in a Finance Document for the benefit of another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

(c)
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through the Lender and if and to the extent and in such manner as the Lender may determine.

1.3	Conflict of Documents
The terms of the Finance Documents are subject to the terms of this Agreement and unless a contrary indication appears, in the event of any conflict or inconsistency between any provision of this Agreement and any provision of any Finance Document the provisions of this Agreement shall prevail

2	Conditions Precedent
The obligation of the Lender to make the Facility available is conditional on receipt by the Lender of the documents and evidence described in Schedule 2 in form and substance satisfactory to the Lender.

3	The Facility

3.1
Subject to the terms of this Agreement, the Lender makes available to the Borrower a Dollar term loan facility in up to ten (10) Advances and in an aggregate amount equal to the Facility Limit (as adjusted in accordance with the terms of this Agreement).

3.2
This Facility is solely for the purpose of reimbursing certain of the Borrower's instalment payments in respect of the Initial Project Budget evidenced by relevant invoices provided by the Borrower to the Technical Adviser, such invoices to be certified by the Technical Adviser as being applicable to the Initial Project Budget and provided to the Lender.

3.3	All present and future amounts owing in respect of the Finance Documents will be secured by the Security Documents.

4	Advances

4.1	Drawing an Advance

(a)
If the Borrower wishes to draw an Advance, it must deliver a Drawdown Notice to the Lender during the Drawdown Period. It must be delivered by 10:00am on the date falling ten (10) Business Days before the Drawdown Date. Once the Drawdown Notice has been delivered, the Borrower cannot revoke a Drawdown Notice.

(b)	Each Advance will be in Dollars and shall be drawn in accordance with the Drawdown Notice.

(c)
The amount of each Advance will be at a minimum of US$50,000,000 and in increments of US$25,000,000 but in aggregate must not exceed the Facility Limit or be drawn in more than the number of Advances specified in clause 3.1 (The Facility).

4.2	Making an Advance
Subject to the relevant Conditions Precedent in clauses 4.3 (Initial conditions precedent to the First Advance) to 4.5 (Further conditions precedent) being met and following receipt of a Drawdown Notice, the Lender will pay the Advance to the Borrower on the Drawdown Date in accordance with the instructions contained in the Drawdown Notice. Only one Advance may be requested in each Drawdown Notice.

4.3	Initial conditions precedent to the First Advance
The First Advance shall only become available for borrowing under this agreement if the Lender or its duly authorised representative, has received, or waived receipt of, all of the documents and evidence listed in Part A of Schedule 2 (Conditions precedent to the First Advance) in form and substance satisfactory to the Lender prior to or on the date of the relevant Advance but prior to the making of such Advance.

4.4	Conditions precedent to each Advance
Each Advance (other than the First Advance) shall only become available for borrowing under this Agreement if the Lender has received all of the documents and evidence listed in Part B of Schedule 2 (Conditions precedent to each Advance) in form and substance satisfactory to the Lender.

4.5	Further conditions precedent
The Lender will only be obliged to comply with its obligations under this Agreement if on the date of the relevant Drawdown Notice and on the proposed Drawdown Date:

(a)	no Default has occurred and is continuing;

(b)	no Default will result from the making of an Advance;

(c)	no Obligor is otherwise in breach of any of the Transaction Documents; and

(d)	the Repeating Representations, and in relation to the First Advance, all of the other representations set out in clause 9 (Representations) are true.

5	Repayment
The Borrower shall repay the Loan in one lump sum on the Final Maturity Date.

6	Illegality, prepayment and cancellation

6.1	Illegality
If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event and the Commitment will be immediately cancelled; and

(b)
the Borrower shall repay the Loan on the last day of the Interest Period occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

6.2	Change of control

(a)	The Borrower shall promptly notify the Lender upon any Group Member becoming aware of a Change of Control.

(b)
If a Change of Control occurs, the Lender may by notice to the Borrower, cancel the Commitment with effect from a date specified in that notice which is at least 30 days after the giving of the notice and declare that all or part of the Loan be payable on demand after such date, on which date it shall become payable on demand by the Lender.

6.3	Total Loss
On the Total Loss Repayment Date in relation to the Vessel:

(e)	the Commitment will be reduced to zero; and

(f)	the Borrower shall prepay the Loan.

6.4	Mandatory prepayment
If any of the following events (“Mandatory Prepayment Event”):

(a)
any Vessel Contract is for any reason and by any method, cancelled, terminated, repudiated or rescinded for any reason whatsoever (other than as a result of a breach by the Borrower) in each case without the prior consent of the Lender; or

(b)
a competent court or arbitration panel decides that any Vessel Contract has been validly cancelled, terminated, repudiated or rescinded for any reason whatsoever (other than as a result of a breach by the Borrower) in each case without the prior consent of the Lender; or

(c)	a Vessel Contract is varied in a way prohibited by the Finance Documents; or

(d)
the Bareboat Charter or the Bareboat Charter Guarantee is terminated and/or declared terminated, repudiated, rescinded or cancelled prior to the Delivery Date for any reason whatsoever (other than as a result of a breach by the Buyer), in each case without the prior consent of the Lender; or

(e)
any of the TSA, the Binding Term Sheet or the Perenco Security Arrangements is terminated and/or declared terminated, repudiated, rescinded or cancelled for any reason whatsoever, in each case without the prior consent of the Lender and no Replacement Sub-Charter or as the case may be, Replacement Sub-Charter Guarantee is in place within one hundred and eighty (180) days of such termination, repudiation, rescission or cancellation; or

(f)
any failure by the Borrower to procure and maintain in full force and effect, all relevant and necessary Consents and Project Authorisations arising out of and/or in relation to the Binding Term Sheet, the TSA (if applicable), the Perenco Security Arrangements or any Replacement Sub-Charter and Replacement Sub-Charter Guarantee to the satisfaction of the Lender;

then the Lender may, by notice to the Borrower with effect from the date ten (10) Business Days after the giving of such notice (or such later date as may be approved in advance) cancel the Commitment. The Borrower shall on the date such cancellation takes effect prepay the Loan and all other amounts owing under the Finance Documents in full.

6.5	Automatic cancellation
Any part of the Commitment which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.

6.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this clause 6 (Illegality, prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

6.7	Prepayment fee
In the event of any prepayment, the Borrower shall be obliged to pay the Lender an amount being two percent (2%) of the prepaid amount, which parties agree shall not be construed as penalty but as a genuine pre-estimate of loss arising from any prepayment.

7	Interest

7.1	Dates of payment
The Borrower shall pay interest on each Advance for each Interest Period on its Interest Payment Date.

7.2	Rates of interest
The rate of interest is a fixed rate of six point two five percent (6.25%) per annum, payable quarterly in arrears unless varied in accordance with clauses 7.4 (Interest Periods) to 7.5 (Days other than Business Days) Any interest accruing under this clause 7.2 (Rates of interest) shall be immediately payable by the Borrower on demand by the Lender.

7.3	Default interest
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgement) at a rate which is two percent (2%) per annum higher than the rate of interest set out in clause 7.2 (Rates of interest).

7.4	Interest Periods

(a)	An Interest Period shall be a period of 3 months unless shortened or extended in accordance with clauses 7.4(b) (Interest Periods) to 7.5 (Days other than Business Days).

(b)
The first Interest Period for the First Advance shall start on the Drawdown Date for that Advance. The first Interest Period for the second or any later Advance shall start on the relevant Drawdown Date of that Advance and end on the last day of the then current Interest Period for the balance of the Loan and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.

(c)	No Interest Period will extend beyond the Final Maturity Date.

7.5	Days other than Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or on the preceding Business Day (if there is not).

8	Fees

8.1	Fees
The Borrower will pay to the Lender the fee in accordance with the Fee Letter.

8.2	Failure to fulfil conditions precedent
The amounts described in clause 27 (Costs and expenses) are payable by the Borrower even if the conditions precedent contained in Schedule 2  (Conditions precedent) are never fulfilled.

9	Representations
The Borrower makes and repeats the representations and warranties set out in this clause 9 to the Lender at the times specified in clause 9.32 (Times when representations are made). Any representation or warranty made in respect of an Obligor which is not a Group Member is made by the Borrower to the best of its knowledge and belief (having made due and careful enquiry) only at the time the representation or warranty is made.

9.1	Status

(g)	Each Obligor is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company or corporation.

(h)	Each Obligor has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

9.2	Binding obligations
Subject to any applicable Legal Reservation, the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

9.3	Power and authority

(f)
Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Transaction Document to which it is a party and the transactions contemplated by the Transaction Documents to which it is a party.

(g)
No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into, any Finance Document to which such Obligor is, or is required to be, a party.

9.4	Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Transaction Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	subject to any applicable Legal Reservation, any law or regulation applicable to any;

(b)	the constitutional documents of that Obligor;

(c)	in relation to the Borrower, any agreement or other instrument binding upon it or its assets or constitute a default or termination event (however described) under any such agreement or instrument:

(d)
in relation to an Obligor (other than the Borrower) in any material respect any agreement or other instrument binding upon that Obligor or its assets or constitute a default or termination event (however described) under any such agreement or instrument, or

(e)	result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any of its assets, rights or revenues.

9.5	Validity and admissibility in evidence

(a)	All Consents required in connection with the Project and/or the Vessel, or otherwise at the times this representation is made:

(i)
to enable each Obligor to lawfully to enter into, exercise its rights, perform and comply with its obligations (in the case of a Project Document the rights and obligations it is then entitled or required to exercise or perform, as the case may be) under each Transaction Document to which it is a party; and

(ii)	subject to the Legal Reservations, to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 9.12 (No filing, stamp taxes or announcements), which authorisation or filing will be promptly obtained or effected within any applicable period.

(b)
All Consents necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect if failure to obtain or effect those Consents has or is reasonably likely to have a Material Adverse Effect.

(c)	At the time of entering into this Agreement, all Consents required in connection with the Binding Term Sheet, the TSA (if applicable) and the Perenco Security Arrangements or otherwise.

9.6	Governing law and enforcement
Subject to the Legal Reservations,

(a)	the choice of governing law of any Transaction Document will be recognised and enforced in each Obligor's Relevant Jurisdiction; and

(b)	any arbitration award obtained in relation to an Obligor under a Finance Document will be recognised and enforced in the relevant Obligor's Relevant Jurisdictions.

9.7	Information

(a)	Any Information is true and accurate in all material respects at the time it was given or made.

(b)	At the time it was given or made, there are no facts or circumstances or any other information which could make the Information untrue, inaccurate or misleading in any material respect.

(c)	At the time it was given or made, the Information does not omit anything which could make the Information untrue, inaccurate or misleading in any material respect.

(d)
All opinions, projections, forecasts, estimates or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

(e)
For the purposes of this clause 9.7 (Information), Information means any information provided by any Obligor to the Lender in connection with the Transaction Documents or the transactions referred to in them, excluding any Information concerning any third party (which is not an Obligor or member of the Group) which was received and provided by the Borrower in good faith.

9.8	Financial Statements

(a)	The Financial Statements were prepared in accordance with applicable GAAP consistently applied.

(b)	The audited Financial Statements give a true and fair view of the consolidated financial condition and results of operations of the Group during the relevant financial year.

(c)
There has been no material adverse change in the assets, business or financial condition of the Group since the date of the Financial Statements to a level that adversely affects the ability of any Group Member to perform its obligations under the Finance Documents.

9.9	Pari passu ranking

Each Group Member's payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

9.10	Ranking and effectiveness of security
Subject to any applicable Legal Reservation, the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents to the extent provided for under the Security Documents.

9.11	No insolvency
No corporate action, legal proceeding or other procedure or step described in clause 18.8 (Insolvency proceedings) or creditors' process described in clause 18.9 (Creditors' process) has, to the knowledge of any Obligor, been taken or threatened in relation to any Obligor and none of the circumstances described in clause 18.7 (Insolvency) applies to any Obligor or any Transaction Document to which it is, or is to be, party.

9.12	No filing, stamp taxes or announcements
Under the laws of its Relevant Jurisdictions it is not necessary that any Transaction Document to which it is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Transaction Document or the transactions contemplated by such Transaction Documents except for such filings, recordings, enrolments and payments that have been made, any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Document which is referred to in any legal opinion delivered to the Lender under clause 4.3 (Initial conditions precedent to the First Advance) or in connection with any Finance Document entered into after first Drawdown and which will be made or paid promptly within any applicable period.

9.13	No Default

(a)	No Default is continuing or is reasonably likely to result from the making of any Advance or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor's assets are subject which has or is reasonably likely to have a Material Adverse Effect.

9.14	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency have (to the best of any Obligor's knowledge and belief) been started or threatened against any Obligor.

9.15	No breach of laws

(a)	No Obligor has breached any applicable law or regulation which is reasonably likely to have a Material Adverse Effect.

(b)	No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor which may have a Material Adverse Effect.

9.16	Taxation

(a)	The Borrower is not overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

(b)	The Guarantor is not overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

(c)
No claims or investigations are being, or is reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves are not being maintained and which has or is reasonably like to have a Material Adverse Effect.

(d)	The Borrower is resident for Tax purposes only in the jurisdiction of its incorporation.

9.17	Security and Financial Indebtedness

(a)	No Security Interest other than any Permitted Security Interest exists over all or any of the present or future assets of the Borrower in breach of this Agreement.

(b)	The Borrower does not have any Financial Indebtedness outstanding in breach of this Agreement.

9.18	Legal and beneficial ownership
Each Obligor which is a party to a Security Document is, subject to the Security Interests under the Security Documents, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

9.19	Shares
The shares of the Borrower are fully paid and, other than as contemplated between the Shareholders and/or in the Shareholders’ Agreement, not subject to any option to purchase or similar rights. The Constitutional Documents of the Borrower do not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

9.20	Accounting Reference Date
The financial year-end of each Group Member is the Accounting Reference Date.

9.21	Copies of documents
The copies of the Project Documents to which an Obligor is a party and the Constitutional Documents of the Obligors delivered to the Lender under clause 4 (Advances) will be true, complete and accurate copies of such documents and all amendments and supplements to them as at the time of such delivery have been delivered to the Lender and no other agreements or arrangements exist between any of the parties to any such Project Document which would materially affect the transactions or arrangements contemplated by any such Project Document or modify or release the obligations of any party under that Project Document which have not been delivered to the Lender as required hereunder.

9.22	No immunity
No Obligor or any of its assets is immune to any legal action or proceeding that may be taken under the Finance Documents.

9.23	Vessel status
The Vessel shall:

(a)
on the first day of the Mortgage Period, be registered in the name of the Borrower through the Registry as a ship (or other applicable category of vessel or installation) under the laws and flag of the Flag State;

(b)	on the Redelivery Date be seaworthy and have been built in accordance with the Specifications;

(c)	on the Redelivery Date be classed with the relevant Classification free of all overdue conditions; and

(d)	on the Redelivery Date be insured in the manner required by the Finance Documents.

9.24	Earnings
There is no agreement or arrangement whereby the Earnings may be shared with any other person except as expressly provided for in the Finance Documents and Project Documents.

9.25	Other business
The Borrower is not currently involved in any business whatsoever, other than as contemplated by the Transaction Documents and has not undertaken any other business.

9.26	Subsidiaries and minority interest
The Borrower has no Subsidiaries and holds no share or stock in any corporate entity of any kind or in any partnership save for Subsidiaries incorporated required as necessary in connection with the Project and as notified in advance by the Borrower to the Lender from time to time.

9.27	No Prohibited Payments
To the best of its knowledge, no Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) it, any of its Affiliates, its officers, directors or any other person acting on its behalf to, or for the benefit of, any Authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, any Authority) in connection with any Finance Document.

9.28	No funds of illicit origin
None of the sources of funds provided other than under the Finance Documents and to be used by it in connection with any Finance Document or its business are of illicit origin.

9.29	Sanctions

(a)	No Loan will be used by any Group Member in breach of any Sanctions.

(b)
On the date of this Agreement, no Group Member, nor any of their respective Subsidiaries, nor any of their respective directors, officers or employees nor, to the knowledge of the Borrower or the Guarantor, any persons acting on any of their behalf in connection with the Project:

(i)	is a Restricted Party; or

(ii)	is aware of any valid claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

9.30	No Breach of the Project Documents
At the time this Agreement is entered into, no Obligor or any other person is in breach of any Project Documents to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.

9.31	No adverse consequences
Subject to the Legal Reservations, it is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(a)	in order to enable the Lender to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document, that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

9.32	Times when representations are made
All of the representations and warranties set out in this clause 9 (Representations) are deemed, unless otherwise specified, to be made on the date of this Agreement. In addition, each Repeating Representation is deemed to be repeated on:

(a)	the date of each Drawdown Notice;

(b)	each Drawdown Date; and

(c)	the first day of each Interest Period.
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

10	Information Undertakings

10.1
The Borrower will ensure that all information it delivers under this Agreement (to the best of its knowledge and belief, having made due and careful enquiry) is true in all material respects and does not omit anything which would make it misleading in a material respect.

10.2
The Borrower will inform the Lender of any matter which might adversely affect the ability of any Obligor or other person to perform any of its obligations under the Transaction Documents and of any Default, in each case as soon as it becomes aware of the fact.

10.3	Information: Miscellaneous
The Borrower shall supply the Lender with the following information:

(f)
promptly upon being dispatched, copies of all material documents relating to the Project dispatched by the Borrower to its shareholders (including the Shareholders) or creditors generally (or any class of them);

(g)	promptly upon being dispatched, copies of all material documents relating to the Project dispatched by any Group Member to its creditors generally;

(h)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or pending against the Borrower, and which, if adversely determined, might have a Material Adverse Effect;

(i)
promptly following the Borrower becoming aware of the occurrence of a Default, such information as the Lender may reasonably require about the Charged Property (and the Borrower is entitled to) and compliance by the Obligors with the terms of any Security Documents;

(j)
promptly on request, such further information regarding the financial condition, assets and operations of the Borrower and/or the Guarantor and/or performance of the Project Documents as the Lender may reasonably request, except to the extent that disclosure of such information would breach any law, regulation or stock exchange requirement or listing rule;

(k)
promptly following any changes to the authorised signatories of the Borrower in relation to any Drawdown Notice(s), notice of such changes in the form of a certificate signed by a director or company secretary of the Borrower together with specimen signatures of any new signatory; and

(l)
promptly following the Borrower becoming aware of the making of any amendment to any constitutional document of any Group Member which is a party to any Transaction Document, a notification of the details of such amendment together with complete copies of each amended constitutional document.

10.4	Change in Law
The Borrower shall, promptly upon becoming aware of the same, advise the Lender upon any change in law or regulation which is likely to cause a Material Adverse Effect.

10.5	Sufficient copies
The Borrower shall supply sufficient copies of each document to be supplied under the Finance Documents to the Lender and a document in electronic format shall be sufficient to satisfy this requirement provided that a single certified hard copy is provided to the Lender if the relevant document is required to be provided in certified form and a certified hard copy is required to fulfil this requirement.

10.6	“Know your customer” checks

The Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (including for the Lender on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

10.7	Notification of defaults
The Borrower shall promptly inform the Lender of:

(d)	any material occurrence of which it becomes aware which has or which might reasonably be expected to have a Material Adverse Effect;

(e)
any Default under this Agreement of which it becomes aware and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing; and/or

(f)	any material breach of the terms of a Project Document by any party (and the steps, if any, being taken to remedy such breach) promptly upon the Borrower becoming aware of its occurrence.

10.8	Remedy of Defaults
The Borrower will, promptly after request by the Lender, provide the Lender with evidence satisfactory to the Lender (acting reasonably) of the remedy of any Default or Event of Default which has occurred and been remedied.

11	General undertakings
The Borrower will ensure that the undertakings contained in this clause 11 (General undertakings) are complied with throughout the Facility Period.

11.1	Use of Proceeds
The Borrower undertakes that the proceeds from each Advance will be used solely for the purpose specified in clause 3.2 (The Facility).

11.2	Authorisations
The Borrower will promptly and shall procure that each Group Member shall:

(m)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(n)	to the extent requested by the Lender, supply certified copies to the Lender of, each Consent required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document to which it is a party; and

(iii)	carry on its business where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

11.3	Pari Passu
The Borrower shall and shall ensure that each Group Member shall ensure that its payment obligations under this Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any order of priority for payments under the Finance Documents set out in any Finance Documents and any obligations which are mandatorily preferred by law and not by contract.

11.4	Compliance with laws
The Borrower shall in respect of the Vessel comply in all respects with all laws and regulations to which it may be subject where failure to do so, other than in the case of Sanction Laws, is reasonably likely to have a Material Adverse Effect.

11.5	Anti-corruption law

(f)	The Borrower will not directly or indirectly use the proceeds of any Facility to make any Prohibited Payment.

(g)	The Borrower shall conduct its businesses in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

11.6	Taxation

(g)	The Borrower shall pay and discharge all Tax imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Tax and the costs required to contest them which have been disclosed (or will when they are delivered) in its latest financial statements delivered to the Lender under clause 17.1 (Requirements as to financial statements); and

(iii)	such payment can be lawfully withheld.

(h)
The Borrower shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction except with the consent of the Lender.

11.7	Change of business
The Borrower undertakes that no change will be made to the general nature of its business from that carried on at the date of this Agreement.

11.8	Merger
The Borrower will not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

11.9	Further assurance

(a)
The Borrower shall and shall ensure that each Group Member shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require):

(i)
to perfect the Security Interests created or intended to be created by that Group Member under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Lender Security Interests over any Charged Property of that Group Member located in any jurisdiction equivalent or similar to the Security Interest expressed to be conferred by or pursuant to the Security Documents; and/or

(iii)	after an Event of Default that is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

(b)
The Borrower shall and shall ensure that each other applicable Group Member shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection as required by the Finance Documents, protection or maintenance of any Security Interest conferred or expressed to be conferred on the Lender by or pursuant to the Finance Documents.

11.10	No prejudicial action
The Borrower shall not do anything and shall not take any action against any person (including, without limitation, any insolvency official or similar officer of, or any creditor of, the Borrower or any other person claiming through, under or in place of the Borrower) which has or is reasonably likely to have the effect of prejudicing any Security Interest created by any Security Document in favour of any Lender.

11.11	Negative pledge in respect of Charged Property
Except for Permitted Security Interests, the Borrower will not and shall procure that no Group Member will grant or allow to exist any Security Interest over any Charged Property.

11.12	Action of Borrower
At any time after an Event of Default which is continuing, the Borrower shall take such action, make such requests or demands and give such notices and certificates (including, without limitation, any lawful demand for payment under the Transaction Documents) as the Lender may reasonably request and, if requested by the Lender shall not, without the prior consent of the Lender, take any steps to enforce or exercise, and shall take such reasonable steps as the Lender may direct or enforce or exercise, any rights, remedies, powers or privileges under the Transaction Documents or in respect of the Vessel or any of the Borrower’s Security.

11.13	Shareholder Loan

(c)
The Borrower shall ensure (and procure) that any rights which any member of the Group or any other Shareholder has or may have against the Borrower in respect of any Shareholder Loan shall be subject and subordinate to the rights of the Lender under any of the Finance Documents in accordance with a Subordination Deed.

(d)
On the occurrence of a Default which is continuing, the Borrower agrees that it shall not repay, and shall procure that any relevant Group Member shall not demand or accept repayment of any loans or payments, in each case without the prior written consent of the Lender.

11.14	Sanctions Laws

(e)	No Loan will be used by any Group Member in breach of any Sanctions.

(f)	The Borrower will prevent the Vessel from being used, directly or indirectly:

(i)	by, or for the benefit of any Restricted Person; and/or

(ii)
in any trade which could expose the Vessel, the Lender, any Manager of the Vessel, the Vessel’s crew or the Vessel’s insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions Laws.

12	Conversion Undertakings
The Borrower undertakes that this clause 12 (Conversion undertakings) will be complied with throughout the period from the date of this Agreement until the earlier of (i) the Scheduled Commissioning Start Date and (ii) the end of the Facility Period.

12.1	Builder’s Risks Insurances and Insurances
The Vessel shall be properly insured in accordance with the Vessel Contracts and the Borrower shall do everything the Lender may reasonably require to protect the Lender’s interest as assignee of, or beneficiary under the Builder’s Risks Insurances and/or the Insurances.

12.2	Progress and information
Upon the Lender's request, the Borrower shall advise the Lender of the progress of the Project and supply the Lender with such information as the Lender may reasonably require about the Conversion Works.

12.3	Conveyance on default
Where the Vessel is (or is to be) sold in exercise of any power contained in the Security Documents or otherwise conferred on the Lender following the occurrence of an Event of Default, the Borrower shall execute, promptly upon the Lender’s request, such form of conveyance of the Vessel as the Lender may require.

12.4	Enforcement of rights
If an Event of Default has occurred and is continuing, the Borrower shall do everything which the Lender requires for the purpose of enforcing the rights of the Borrower under any Transaction Document and allow its name to be used by the Lender for that purpose.

12.5	Notification of certain events
The Borrower shall immediately on becoming aware of such occurrence notify the Lender if any party cancels, rescinds, repudiates or otherwise terminates a Transaction Document (or purports to do so) or rejects the Vessel (or purports to do so) or if the Vessel becomes a Total Loss or partial loss or if a material dispute arises under any of the Transaction Documents and a Major Casualty occurs.

12.6	Sale or other disposal
Except with approval of the Lender, the Borrower will not dispose of the Vessel or any share or interest in it or its rights under any Transaction Document.

12.7	Rejection and cancellation
Except with approval of the Lender, the Borrower shall not exercise or waive any right which it may have to reject the Vessel or cancel or rescind or otherwise terminate any Transaction Document.

12.8	Performance by the Builder, the Sub-Contractor, and the Supervisor
The Borrower shall use its reasonable endeavours to ensure that:

(c)	the Builder performs the EPC Contract diligently;

(d)	the Sub-Contractor performs the Topsides Contract diligently; and

(e)	the Supervisor performs its supervision obligations under the Supervision Agreement diligently.

12.9	Variations to the Project Documents

(a)	Subject always to the provisions of this clause 12.9 (Variations to the Project Documents), the Borrower may vary the Project Documents if required by law or the Classification Society.

(b)
The Borrower shall agree in writing with the Builder and the Sub-Contractor the terms and specification of any such work before the work is put in hand irrespective of whether approval of that work is required under the Finance Documents.

13	Project Undertakings

13.1	Project Documents

(d)
The Borrower shall, and shall procure that each other Obligor shall, duly and punctually perform, comply with and observe each of its respective obligations under each Project Document to which it is party and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Project.

(e)	The Borrower shall, and shall procure that each other Obligor shall, maintain and enforce its respective rights under the Project Documents.

(f)
If the Borrower and/or any other Obligor has the right to terminate a Project Document, the Borrower shall, and shall procure that any Obligor shall, (i) not exercise that right without the written consent of the Lender and (ii) exercise that right if so directed by the Lender if an Event of Default is continuing.

(g)
The Borrower shall procure and maintain in full force and effect, all relevant and necessary Consents and Project Authorisations arising out of or in relation to Binding Term Sheet, the TSA (if applicable) and the Perenco Security Arrangements to the satisfaction of the Lender, failure of which will constitute a Mandatory Prepayment Event pursuant to Clause 6.4(f).

(h)
The Borrower shall not enter into the TSA with the Acceptable Sub-Charterer (which if entered into, will replace the Binding Term Sheet) unless the terms of the TSA are in form and substance substantially similar to the Binding Term Sheet and are acceptable to the Lender.

(i)	The Borrower shall not (and shall procure that no other Obligor shall), without the prior written consent of the Lender, permit or agree or consent to:

(i)
save for Permitted Amendments and as otherwise permitted under this Agreement, any amendment or variation of, or waiver or release of a party's obligations or liabilities under, any Project Document, the Shareholder Agreement or a Shareholder Loan Agreement;

(ii)
save for Permitted Amendments and as otherwise permitted under this Agreement, any variation or series of variations to the Conversion Works or any changes to the design or construction of the Vessel which (either alone or together with all other variations and changes) would or is reasonably likely to materially alter the Specifications;

(iii)
except as expressly required under the Finance Documents, the assignment or transfer of a Project Document, Environmental Licence or Project Authorisation by the Borrower or the Builder and/or the Sub-Contactor;

(iv)	except as expressly required or permitted under the Finance Documents, any party to a Project Document assigning or transferring that party's rights or obligations under that Project Document; or

(v)
the termination of a Project Document, the Shareholder Agreement or a Shareholder Loan Agreement (unless directed to do so in accordance with this clause 13.1 (Project Documents) above or otherwise required or permitted under this Agreement).

13.2	Project Authorisations
The Borrower and (if applicable) the Supervisor shall obtain, and maintain in full force and effect, each Project Authorisation necessary:

(c)	to enable it to lawfully enter into, exercise its rights and comply with its respective obligations under the Transaction Documents to which it is a party; and

(d)	required by it to carry out the Project in accordance with the Project Documents, and shall at all times comply with the requirements such Project Authorisations.

13.3	Environmental Matters

(h)
The Borrower shall, and shall (if applicable) procure that the Supervisor shall, ensure that it has each Environmental Licence required to be in its name and which is necessary for it to carry out its obligations under the Project Documents and that it maintains, and complies with the terms of, such Environmental Licences in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect and upon reasonable request by the Lender provide such information in relation to the Project as is available to it and able to be disclosed without breach of any contract or law.

(i)
The Borrower shall, and shall (if applicable) procure that the Supervisor shall, comply with, and carry out its obligations under the Project Documents in accordance with all applicable Environmental Laws in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect. The Borrower will provide to the Lender and the Technical Adviser details of all (if any) environmental tests and studies carried out in relation to the Project at the Builder’s Yard / Project Site or any material environmental inspections, investigations, studies, audits, tests, reviews or other analyses, in each case which are received by it relating to the Borrower and/or the Supervisor or the Vessel and able to be disclosed without breach of any contract or applicable law.

(j)	The Borrower will notify the Lender as soon as reasonably practicable after becoming aware of:

(i)	any Environmental Incident or any Spill which has given or it reasonably expects may give rise to an Environmental Incident; and

(ii)
any Environmental Claim being made against any Obligor (or any of their respective officers) relating to an Environmental Incident in respect of the Vessel and/or the Project or against the Vessel and of any Environmental Incident which may give rise to such a claim and will keep the Lender regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(k)
The Borrower will duly and punctually perform, comply with and observe each of its obligations under any applicable Environmental Management Plans (if applicable), and shall, if requested, provide the Lender with any environmental monitoring reports that the Borrower has prepared or received pursuant to any such Environmental Management Plans and which are able to be disclosed without any breach of any contract or law on a semi-annual basis.

13.4	Operation and maintenance

(i)	The Borrower shall from the Redelivery Date ensure that the Vessel is at all times operated and maintained in accordance with appropriate industry standards.

(j)
The Borrower shall further ensure that at all times from the Redelivery Date (except as permitted in the Topsides Contract) the Sub-Contractor will not sub-contract or delegate any of its operation and maintenance to any other party without the written consent of the Lender.

13.5	Information concerning the Project
The Borrower shall furnish the Lender promptly (or on a monthly basis where so indicated) with:

(a)
on a quarterly basis until Delivery, up to date progress reports with respect to the Conversion of the Vessel which shall include the projected Project Costs, details of any Cost Overruns, shortfall in funding to achieve Final Acceptance or forecast delay in regard to the occurrence of the Scheduled Commissioning Start Date by the Last Availability Date;

(b)
information relating to (i) any material amendments to or proposed amendments to the Specifications, (ii) details of any material changes to the design, construction or operation of the Vessel prior to carrying out or agreeing such changes and (iii) details of any Permitted Amendments;

(c)	notice of any party having begun any dispute resolution proceedings under any Project Document to which it is party, the conclusion of and the terms of any award in such proceedings;

(d)
notice upon immediately becoming aware of any material dispute with any party under any Project Document, a material dispute being a dispute which if it is adversely determined, might have a Material Adverse Effect;

(e)	notice upon immediately becoming aware that a party is entitled to terminate any Project Document;

(f)	copies of any material notices received by or on behalf of the Borrower or issued by or on behalf of the Borrower under any of the Project Documents and which have not previously been provided; and

(g)
such information that the Borrower is aware of concerning the Project or any Project Documents that deviates from the requirements stipulated in the Bareboat Charter and/or the Acceptable Sub-Charter and which might reasonably be expected to have a Material Adverse Effect and any remedial action proposed by the Borrower to eliminate or reduce the extent of any such deviation.

13.6	Technical Adviser

(a)	The Borrower shall give the Lender and the Technical Adviser:

(i)
reasonable notice of all acceptance tests to be carried out in respect of the Vessel and copies of its reports on such tests promptly following completion of such tests to the extent necessary for the Technical Adviser to carry out the Agreed Scope of Work; and

(ii)
promptly upon receipt by the Borrower and/or the Supervisor, a copy of any notice received from the Bareboat Charterer and/or the Acceptable Sub-Charterer in relation to any material operational issues in respect of the Bareboat Charter (in the case of the Bareboat Charterer) or the Acceptable Sub-Charter (in the case of the Acceptable Sub-Charter) which might reasonably be expected to adversely affect the amount of Acceptable Sub-Charter Hire.

The Technical Adviser is entitled to inspect the Borrower's and/or the Sub-Contractor’s (where provided to the Borrower) and/or the Supervisor’s records (including all drawings and specifications) in relation to the Vessel and the Project on reasonable prior notice to the Borrower to the extent necessary to carry out the Agreed Scope of Work.

(b)	The Borrower shall use best endeavours to ensure that the Technical Adviser shall:

(iv)
at any time it has a material concern relating to the Project, which has been raised with the Borrower and not resolved, on reasonable prior notice to the Borrower be allowed to visit the Builder’s Yard and/or Project Site to board the Vessel to enable the Technical Adviser to investigate such concern (without interfering with or hindering performance of a Project Document or the safe and efficient operation of the Vessel) and shall be given all proper facilities needed for that purpose; and

(v)	following the occurrence of an Event of Default which is continuing, be granted access to any meetings between the Borrower and the Builder and/or Sub-Contractor and/or the Supervisor.

(c)	The Borrower shall, and shall procure that the Supervisor shall:

(i)
provide all necessary co-operation, access and assistance or, as the case may be, procure that the same is provided within their control to enable the Technical Adviser to complete its scope of work and produce the reports in accordance with the Agreed Scope of Work; and

(ii)
following the occurrence of an Event of Default which is continuing and on request by the Lender, prepare any report or investigate any concerns of the Lender in each case of such operational or technical matters in respect of the Project as the Lender shall reasonably advise.

(d)	The Borrower shall promptly respond to each material concern referred to in any of the reports specified in the Agreed Scope of Work, at the request of the Lender.

(e)
The Technical Adviser will provide the Lender with a Draft and Final Lender Due Diligence Report (as referred to in the Agreed Scope of Work) as per the Agreed Scope of Work. The Lender shall notify the Borrower of any findings contained in such Draft and Final Lender Due Diligence Report in particular any findings concerning delays to achieve the Scheduled Commissioning Start Date by the Cancelling Date or any funding shortfalls. If the Borrower disagrees with such findings, they will provide the Lender with any information and clarifications to allow a more accurate Draft and Final Lender Due Diligence Report to be prepared. All costs and fees associated with or arising from the appointment of the Technical Adviser and the Agreed Scope of Work shall be for the Borrower’s Account.

(f)	In the event of an actual funding shortfall, it shall be the Borrower’s responsibility to make good such shortfall.

(g)
Prior to the drawdown of any Advance under this Agreement, the Technical Advisor shall review and audit all invoices presented by the Borrower relating to the Initial Project Budget relevant to any sum advanced and shall certify that such invoices are relevant to the Initial Project Budget and have been paid by the Borrower.

13.7	Advisers
The Borrower shall cooperate with, and shall use reasonable endeavours to ensure that each other party to the Project Documents cooperates with the reasonable requirements of the Technical Adviser.

14	Dealings with Vessel
The Borrower undertakes that this clause 14 (Dealings with Vessel) will be complied with in relation to the Vessel throughout the Mortgage Period.

14.1	Vessel’s name and registration

(e)	The Vessel’s name shall only be changed after prior notice to the Lender.

(f)
The Vessel shall remain permanently registered with the relevant Registry under the laws of the Flag State. Except with the approval of the Lender, the Vessel shall not be registered under any other flag or at any other port or fly any other flag (other than that of the Flag State).

(g)
Nothing will be done and no action will be omitted by the Borrower or any Group Member if that might result in such registration being forfeited or imperilled or the Vessel being required to be registered under the laws of another state of registry.

14.2	Classification
The Vessel’s class shall be, and shall be maintained throughout the Mortgage Period, as the Classification.

14.3	Prevention and release from arrest
All debts, damages, liabilities and outgoings which have given, or may reasonably be expected to give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Vessel or the Insurances shall be promptly paid and discharged when due.

14.4	Notification of certain events
The Lender shall promptly after the Borrower becomes aware of such event be notified of:

(h)	any damage to the Vessel where the cost of the resulting repairs is reasonably likely to exceed the Major Casualty Amount;

(i)	any occurrence which is reasonably likely to result in the Vessel becoming a Total Loss;

(j)
any requirement or recommendation made in relation to the Vessel by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(k)	any arrest or detention of the Vessel or any exercise or purported exercise of a lien or other claim on the Vessel or the Insurances other than the Finance Documents.

14.5	Codes
From the Redelivery Date of the Vessel, the Obligors responsible for its operation shall at all times comply with the requirements of any applicable code or prescribed procedures required to be observed by the Vessel or in relation to its operation under any applicable law or regulation (including but not limited to those currently known as the ISM Code and the ISPS Code) to the extent that failure to comply has or could reasonably be expected to have a Material Adverse Effect. The Lender shall promptly be informed of:

(h)
any threatened or actual withdrawal of any certificate issued in accordance with any such code which is or may be applicable to each of the Vessel and its operation and required by the Bareboat Charterer, or as the case may be the Acceptable Sub-Charterer for the purposes of the Bareboat Charter, or as the case may be the Acceptable Sub-Charter; and

(i)	the receipt of notification that any application for such a certificate has been refused.

14.6	Lawful use
The Vessel shall not be employed from the Redelivery Date:

(f)	in any way or in any activity which is unlawful under applicable international law or the domestic laws of any relevant country;

(g)	in storing illicit or prohibited goods;

(h)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(i)	in carrying contraband goods,
and the persons responsible for the operation of the Vessel shall take all necessary and proper precautions to ensure that this does not happen.

14.7	War zones

(c)	Except with the approval of the Lender, the Vessel shall not enter or remain in any zone which has been declared a war zone by any applicable government entity or the Vessel’s war risk insurers.

(d)
If approval is granted for the Vessel to enter or remain in any such war zone, any requirements of the Lender and/or the Vessel’s insurers necessary to ensure that the Vessel remains properly and fully insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) and agreed by the Borrower for the purposes of such approval shall be complied with.

14.8	Chartering
Except with approval of the Lender, the Borrower shall not enter into any charter commitment for the Vessel other than the Bareboat Charter and the Acceptable Sub-Charter.

14.9	Movement of parts
Except with approval, the Borrower shall not allow any machinery, equipment or materials which are an integral part of the Vessel to be removed outside the Builder’s Yard or, as the case may be, the Project Site except as and when necessary to repair or replace them.

14.10	Manager
The Vessel shall be managed by a technical and commercial manager. A new Manager of the Vessel shall not be appointed unless that manager and the terms of its appointment are approved (such approval not to be unreasonably withheld) by the Lender and it has delivered a duly executed Manager's Undertaking to the Lender. There shall be no change to the appointment or the terms of the appointment of a manager whose appointment has been approved unless such change received the Lender's prior consent (which shall not be unreasonably withheld). Without prejudice to the foregoing, the Borrower is fully responsible for the technical management of the Vessel (including the arrangements regarding the crew and insurance) at the Borrower's own risk and expense.

15	Insurance
The Borrower undertakes that this clause 15 (Insurance) shall be complied with in relation to the Vessel throughout the Facility Period.

15.1	Insurance terms
In this clause 15:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in clause 15.2(a)(i) and clause 15.2(b)(i).
minimum hull cover means an amount equal at the relevant time to 120% of such proportion of the Loan.
P&I association means a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover)
P&I risks means the usual risks (including liability for pollution, excess war risk P&I cover) covered by a P&I association.

15.2	Coverage required

(k)	With effect from the date of the First Advance up to and including the Vessel Leaving the Yard Date, the Vessel shall be insured under the Builder’s Risks Insurances:

(i)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(ii)	against P&I risks for an amount not less than US$830,000,000;

(iii)	against such other risks and matters which the Lender notifies it that it considers reasonable for a prudent FLNG owner or operator to insure against at the time of that notice;

(iv)	on terms which comply with the other provisions of this clause 15 (Insurance); and

(v)	against workmen’s compensation and employer’s liability as prescribed by the applicable laws of Singapore; and

(vi)	general commercial liability with a limit of not less than US$1,000,000 per occurrence and US$2,000,000 in aggregate.

(l)	Following the Vessel Leaving the Yard Date and until the expiry of the Facility Period, the Vessel shall at all times be insured:

(i)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(ii)
against full protection and indemnity risks with a member club of the International Group of P&I Clubs and in the international marine insurance market and to be at a limit which is acceptable to the Owner’s insurance consultants; and

(iii)	against such other risks and matters which the Lender notifies it that it considers reasonable for a prudent FLNG owner or operator to insure against at the time of that notice; and

(iv)	on terms which comply with the other provisions of this clause 15 (Insurance).

(m)	The Borrower shall at all times up to and including the expiry of the Facility Period insure against:

(i)	against workmen’s compensation and employer’s liability or the equivalent thereof covering its employees as prescribed by the states and/or residences of such employees; and

(ii)	commercial general liability with a limit of not less than US$1,000,000 per occurrence and US$2,000,000 in aggregate.

15.3	Placing of cover
The insurance coverage required by clause 15.2 (Coverage required) shall be:

(l)
in the name of the Borrower and the Builder (in the case of the Builder’s Risks Insurances only) and Sub-Contractor and (in the case of the Vessel’s hull cover) no other person (other than the Lender if required by it (unless such other person is approved and, if so required by the Lender, has duly executed and delivered a first priority assignment and/or subordination of its interest in the Insurances to the Lender in an approved from and provided such supporting documents and opinions in relation to that assignment as the Lender requires);

(m)
if the Lender so requests, in the joint names of the Borrower and the Lender (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Lender for premiums or calls);

(n)	in Dollars or another approved currency;

(o)	arranged through approved brokers direct with approved insurers or protection and indemnity or war risks associations; and

(p)	on approved terms with approved insurers or associations.

15.4	Deductibles
The aggregate amount of any excess or deductible under the Vessel’s hull cover shall not exceed US$200,000.

15.5	Fleet liens, set off and cancellations
If the Vessel’s hull cover also insures other vessels, the Lender shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(j)	set off against any claims in respect of the Vessel any premiums due in respect of any of such other vessels insured; or

(k)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for the Vessel is provided under a separate policy from any other vessels.

15.6	Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Lender shall be provided with all relevant receipts or other evidence of payment upon request.

15.7	Details of proposed renewal of Insurances
At least fourteen (14) days before any of the Insurances and Builder’s Risks Insurances are due to expire, the Lender shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and Builder’s Risks Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

15.8	Instructions for renewal
At least seven (7) days before any of the Insurances and Builder’s Risks Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

15.9	Confirmation of renewal
The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 15 (Insurance) and confirmation of such renewal given by approved brokers or insurers to the Lender at least seven days (or such shorter period as may be approved) before such expiry.

15.10	P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Vessel shall be provided when required by the association.

15.11	Insurance documents
The Lender shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Lender or some other approved person.

15.12	Letters of undertaking
Unless otherwise approved where the Lender is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and Builder’s Risks Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Lender shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

15.13	Insurance Notices and Loss Payable Clauses
The interest of the Lender as assignee of the Insurances and Builder’s Risks Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Vessel and its Insurances and Builder’s Risks Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Lender if it is itself an assured).

15.14	Insurance correspondence
If so required by the Lender, the Lender shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Insurances and Builder’s Risks Insurances as soon as they are available.

15.15	Qualifications and exclusions
All requirements applicable to the Insurances and Builder’s Risks Insurances shall be complied with and the Insurances and Builder’s Risks Insurances shall only be subject to approved exclusions or qualifications.

15.16	Independent report
If the Lender asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Insurances and Builder’s Risks Insurances then the Lender shall be provided promptly with such a report at no cost to the Lender or (if the Lender obtains such a report itself) the Borrower shall reimburse the Lender for the cost of obtaining that report.

15.17	Collection of claims
All documents and other information and all assistance required by the Lender to assist it in trying to collect or recover any claims under the Insurances shall be provided promptly.

15.18	Settlement of claims
Any claim under the Insurances and Builder’s Risks Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

15.19	Change in insurance requirements
If the Lender gives notice to the Borrower to change the terms and requirements of this clause 15 (Insurance) (which the Lender may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 15 (Insurance) shall be modified in the manner so notified by the Lender on the date fourteen (14) days after such notice from the Lender is received.

16	Business restrictions
The Borrower covenants that the undertakings contained in this clause 16 (Business restrictions) will be complied with by and in respect of the Borrower throughout the Facility Period.

16.1	General negative pledge
The Borrower shall not permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for:

(n)	those granted or expressed to be granted by any of the Security Documents; and

(o)	Permitted Security Interests.

16.2	Transactions similar to security
Without prejudice to clauses 16.3 (Financial Indebtedness) and 16.7 (Disposals), the Borrower shall not:

(q)
sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other member of the Group other than pursuant to disposals permitted under clause 16.7 (Disposals);

(r)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(s)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(t)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

16.3	Financial Indebtedness
Notwithstanding the provisions of Clause 18.6, in no circumstances shall the Borrower incur, or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(j)	Financial Indebtedness incurred under the Finance Documents; or

(k)	Financial Indebtedness under a Shareholder Loan.

16.4	Guarantees
The Borrower shall not give or permit to exist, any guarantee by it in respect of Indebtedness of any person or entity or allow any of its Indebtedness to be guaranteed by anyone else except under the Security Documents and except Permitted Security.

16.5	Loans and credit
The Borrower shall not make, grant or permit to exist any loans or any credit by it to anyone else other than trade credit granted by it to its customers on normal commercial terms in the ordinary course of business.

16.6	Other obligations and/or business
The Borrower shall not:

(c)
enter into any contract or agreement with any person and will not otherwise create, undertake, assume or incur any obligation or liability whatsoever to any person other than in its ordinary course of business or as provided for in, or as permitted by, the Transaction Documents and arrangements entered into as a result thereof and each other document required to be executed and delivered by it in accordance with the provisions hereof or thereof; or

(d)	undertake or become involved in any business whatsoever other than as contemplated by the Transaction Documents without the prior written consent of the Lender.

16.7	Disposals
The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, transfer, assign, pledge, charter, discount or otherwise dispose of any of its present and future business, undertaking, assets and revenues, including, but not limited to, its title, rights or interests in or to the Vessel or any equipment or any of the Borrower's Security (other than the Permitted Security Interests).

16.8	Contracts and arrangements with Affiliates
The Borrower shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis.

16.9	Subsidiaries
The Borrower shall not establish or acquire a company or other entity which would be or become a member of the Group or reactivate any member of the Group save for Subsidiaries incorporated as required by governmental authorities in connection with the Project and as notified by the Borrower to the Lender from time to time.

16.10	Acquisitions and Investments
The Borrower shall not acquire any person, business or assets or make any investment in any person or business or enter into any joint-venture arrangement except:

(c)	the Vessel and the Borrower Assigned Property;

(d)	acquisitions of assets necessary for the Project in the ordinary course of its business (not being new businesses or vessels); or

(e)	pursuant to any Transaction Document to which it is party.

16.11	Reduction of capital
The Borrower shall not redeem or purchase or otherwise reduce any of its share capital or any warrants or any uncalled or unpaid liability in respect of its share capital or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

16.12	Change in ownership
The Borrower shall not, change or permit any change in the percentage shareholding held by the Shareholders in the Borrower as at the first Drawdown Date without the prior written consent of the Lender unless:

(a)	such change is as a result of a Cash Call under Article 16 of the Shareholder Agreement (and as defined therein);

(b)	such change is a result of a transfer under Article 19 of the Shareholder Agreement;

(c)	such change is a result of the call or put option (as applicable) under Articles 20 and 21 of the Shareholder Agreement;

(d)	such change is a result of Golar GHK Lessors Limited acquiring, for whatever reason, any of the shares of any other Shareholder in the Borrower; or

(e)	the MLP has occurred,
provided always that prior to any change in the percentage shareholding in the Borrower, a replacement Shares Security is provided by such new shareholder to the Lender together with such constitutional documents, board approvals, specimen signatures and legal opinions as required by the Lender (all to the satisfaction of the Lender).

17	Financial covenants

17.1	MLP
The Borrower shall be permitted to proceed with an MLP on the following conditions:-

(u)	The Borrower undertakes to procure that upon the occurrence of MLP, Golar MLP shall, for such time it is the parent, forthwith grant the MLP Guarantee, which shall include the following covenants:

(i)	Free Liquid Assets
The aggregate value of the Free Liquid Assets of the Golar MLP Group is at all times not less than US$30,000,000

(ii)	Net Debt to EBITDA
On any financial quarter end date, the ratio of Net Debt to EBITDA of the Golar MLP Group for the previous 12 months, on a trailing four quarter basis, shall be no greater than 6.50:1.

(iii)	Consolidated Tangible Net Worth
At all times the Consolidated Tangible Net Worth shall be equal or greater than US$123,950.000.

(v)	Golar MLP shall have granted a replacement Shares Security in respect of the Borrower to the Lender on terms satisfactory to the Lender.

(w)
The Borrower and Golar MLP shall deliver to the Lender such documents as the Lender may require in connection with the MLP, including any corporate authorisations for the Borrower of the nature described in Schedule 2, Part A, paragraph 1 of the Pre-delivery Financing Agreement, any Group Structure Chart and any legal opinions required by the Lender.

Upon the occurrence of an MLP, and once all conditions referred to in this Clause 17.2 have been fulfilled, the Lender will release GLNG from some or all of its obligations under the (i) Pre-delivery Guarantee (subject to whether the MLP is in relation to a transfer of all or some of the shares in the Borrower); (ii) the Shares Security; and (iii) any further documentation entered into by GLNG in respect of obligations under the Finance Documents.

17.2	Requirements as to Financial Statements

(l)
The Borrower shall, throughout the Facility Period, provide the Lender with the documents and information relating to the Group as a whole (unless otherwise specified) according to the following requirements:

(iii)	the Annual Financial Statements as soon as they are available, and no later than 180 days after the end of the period to which they relate;

(iv)	the Quarterly Management Accounts as soon as they are available, and no later than 90 days after the end of the period to which they relate;

(v)	such other information as the Lender may reasonably require as soon as practicable following a request by the Lender;

(vi)
a certificate from a director or officer of the Borrower, showing, in reasonable detail, whether or not the Borrower and the Guarantor were in compliance with each of the relevant financial covenants contained in this Clause 17 (Financial covenants) as at the date of the latest Annual Financial Statements and at the time the relevant Annual Financial Statements are to be delivered.

(m)
The Borrower will ensure that all audited financial statements delivered under this Agreement are prepared in accordance with GAAP and provide a true and fair view of the financial position of the person to which they relate.

(n)
The Borrower shall procure that each set of Annual Financial Statements, Half-yearly Financial Statements and Quarterly Management Accounts includes a profit and loss account, a balance sheet and a cash flow statement and that, in addition:

(i)	the Annual Financial Statements shall be audited by the Auditors; and

(ii)	the Annual Financial Statements shall not be the subject of any qualification in the Auditor’s opinion.

17.3	Presentations
Once in every financial year at a mutually convenient time (should the Lender so request or more frequently if a Default has occurred and is continuing, the Borrower shall procure that a director of the Commercial Manager (or substitute acceptable to the Lender) meets with the Lender to discuss the ongoing business and financial performance of the Group and any other matter which the Lender may reasonably request.

18	Events of Default
Each of the events or circumstances set out in Clauses 18.1 to 18.23 is an Event of Default.

18.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable and such failure to pay is not remedied within five (5) Business Days of its due date.

18.2	Financial covenants
The Borrower or the Guarantor does not comply with the relevant covenants in Clause 17 (Financial Covenants).

18.3	Other obligations

(e)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clauses 18.1 (Non-payment) and 18.2 (Financial covenants)).

(f)
No Event of Default under Clause 18.3(a) above will occur if (i) the failure to comply is capable of remedy and the failure is remedied within five (5) Business Days of the Lender giving notice to the Borrower or (ii) such failure constitutes a Mandatory Prepayment Event pursuant to Clause 6.4.

18.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

18.5	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)
Any obligation or obligations of any Obligor under any Transaction Documents are not or cease to be, legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Transaction Documents. Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect (other than by a termination permitted under the Finance Documents) or is alleged by the Lender in good faith to be ineffective for any reason. For the avoidance of doubt, where any obligation or obligations of Acceptable Sub-Charterer or any Replacement Sub-Charterer or any Acceptable Sub-Charter Guarantor or any Replacement Sub-Charter Guarantor under any Transaction Documents are not or cease to be, legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Transaction Documents, this shall not constitute an Event of Default but shall constitute a Mandatory Prepayment Event pursuant to Clause 6.4.

(c)
Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

18.6	Cross default

(e)
Any Financial Indebtedness of the Borrower or another Group Member over US$10,000,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(f)
Any commitment for any Financial Indebtedness of the Borrower or another Group Member over US$10,000,000 is cancelled or suspended by a creditor of that Group Member as a result of an event of default (however described).

(g)
Any creditor of the Borrower or another Group Member becomes entitled to declare any Financial Indebtedness of that Group Member over US$10,000,000 due and payable prior to its specified maturity as a result of an event of default (however described).

18.7	Insolvency

(g)
A Group Member is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(h)	The value of the assets of a Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

(i)	A moratorium is declared in respect of any indebtedness of a Group Member. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

18.8	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(f)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Group Member other than a solvent liquidation or reorganisation of a Group Member;

(g)	a composition, compromise, assignment or arrangement with any creditor of a Group Member;

(h)
the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of a Group Member or any of its assets (including the directors of a Group Member requesting a person to appoint any such officer in relation to it or any of its assets);

(i)	enforcement of any Security Interest over any assets of a Group Member; or

(j)	or any analogous procedure or step is taken in any jurisdiction.

18.9	Creditors' process
Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of a Group Member and is not discharged within ten (10) Business Days.

18.10	Validity and ranking of Security
Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected (other than by Permitted Security Interests).

18.11	Cessation of business
A Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business.

18.12	Project Documents

(a)
Any event of default or any other breach by the Borrower occurs under any of the Project Documents unless the Lender considers (acting reasonably) that such breach is capable of remedy and the failure is remedied within five (5) Business Days of the Lender giving notice to the Borrower; or

(b)	any Project Document is cancelled, repudiated, terminated, rescinded or suspended as a result of a breach by the Borrower; or

(c)	any Shareholder Agreement or Shareholder Loan Agreement is cancelled, repudiated, terminated, rescinded or suspended for any reason whatsoever.
Save that where Clause 18.12(a) and (b) applies to the Binding Term Sheet, the TSA (if applicable) or the Acceptable Sub-Charter Guarantee, such breaches shall not constitute an Event of Default but shall constitute a Mandatory Payment Event pursuant to Clause 6.4.

18.13	Vessel registration
Except with prior written approval of the Lender, the registration of the Vessel under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed within the time frame permitted by the laws of its Flag State or, if the Vessel is only provisionally registered on the date of its Mortgage, the Vessel is not permanently registered under such laws within ninety (90) days of such date.

18.14	Qualification of accounts
The auditors of the Group qualify their report on the audited financial statements of the Group (or any of them) in any way whatsoever which is reasonably likely to have a Material Adverse Effect.

18.15	Abandonment of the Project or the Vessel
The Project or the Vessel or any part thereof reasonably considered by the Lender to be material, is abandoned by any of the Group Members or Vessel operations suffer permanent cessation and in each case the same cannot be remedied to the satisfaction of the Lender.

18.16	Environmental Incidents
There is an Environmental Incident and the Vessel is arrested or attached in connection with such Environmental Incident and not released within a period of ninety (90) days thereafter.

18.17	Expropriation
The authority or ability of a Group Member to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any government, regulatory or other authority or other person in relation to the Borrower or any of its assets.

18.18	Repudiation and rescission of Finance Documents
A Finance Document is repudiated or purported to be repudiated.

18.19	Litigation
Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Group Member or any of its assets, rights or revenues which, if adversely determined, might have a Material Adverse Effect.

18.20	Material Adverse Effect
Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Lender reasonably believes has, or is reasonably likely to have, a Material Adverse Effect.

18.21	Security enforceable
Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

18.22	Arrest
The Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Vessel within a period of ninety (90) days thereafter (or such longer period as may be approved).

18.23	Political risk
The Flag State or any Relevant Jurisdiction of a Group Member becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Lender, has or is reasonably likely to have, a Material Adverse Effect and, within 14 days of notice from the Lender to do so, such action as the Lender may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrower.

18.24	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing, the Lender may by notice to the Borrower:

(a)	cancel the Commitment at which time it shall immediately be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Lender.

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents;
It is agreed, subject to the proviso below, that the Lender shall not exercise any of its rights, remedies, powers or discretions under the Finance Documents if the Borrower pays to the Lender the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents within five (5) Business Days of the date of any notice issued by the Lender in accordance with paragraphs (b) and (c) above.
Provided further that nothing in this paragraph shall affect the ability of the Lender to exercise all or any rights they may have and which the Lender (acting reasonably) deems it may be necessary or prudent to exercise in order to (a) preserve the Vessel following the occurrence of a marine or operational accident or occurrence, which, in the reasonable opinion of the Lender, the Borrower is not able to remedy or take appropriate measures for, in respect of the Vessel which requires immediate intervention (an “Incident”), (b) mitigate all or any costs, losses and liabilities which may arise as a result of an Incident, and/or (c) otherwise to preserve the value of the Vessel and/or security rights relating to the Vessel.

19	Payments

19.1	Date of payment
Each payment to be made by the Borrower under the Finance Documents will be paid on the due date. If that date is not a Business Day, it will be paid on the next Business Day. However, if that would take the payment into the next calendar month, it will be paid on the preceding Business Day.

19.2	Nature of Payment

(g)	Each payment to be made by the Borrower under the Finance Documents will be made in full, without any set-off or deduction and in accordance with clause 20 (Tax gross up and indemnities).

(h)
Advances will be repaid in the currency in which they were drawn down; and interest and other amounts attributable to Advances will be paid in the currency of the relevant Advance. Costs and expenses will be paid in the currency in which they were incurred. Fees, commitment commission and all other amounts will be paid in Dollars.

(i)
If a payment is received from the Borrower in the wrong currency, that payment will not discharge any part of the obligation in respect of which it was made. The Lender is irrevocably authorised to convert the amount received into the correct currency and to apply the net proceeds in reduction of the Borrower's liability. However, the Lender is under no obligation to do so, either at all or at any particular time, and has no responsibility for any loss suffered by the Borrower as a result of the Lender's action or inaction.

19.3	Partial payments

(e)
If a payment received from the Borrower under the Finance Documents is insufficient to pay in full all amounts then payable by the Borrower under the Finance Documents, the amount received may be applied by the Lender towards payment of any amounts payable under the Finance Documents in the following order:

(iv)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(v)	secondly, in or towards payment pro rata of any accrued interest, fees or commission due but unpaid under this Agreement;

(vi)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(vii)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(f)	This clause overrides any appropriation of such a payment by the Borrower.

20	Tax gross up and indemnities
Definitions

20.1	In this Agreement:
Protected Party means the Lender or, in relation to clause 21.1 (Indemnity concerning security) and clause 7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 21.1 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

20.2
Unless a contrary indication appears, in this clause 20 (Tax gross up and indemnities) a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

20.3	Tax gross-up

(d)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(e)
The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lender accordingly. Similarly, the Lender shall notify the Borrower and that Obligor on becoming so aware in respect of a payment payable to the Lender.

(f)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(g)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(h)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to it that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

20.4	Tax indemnity

(h)
The Borrower shall (within three Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(i)	Clause 20.4(a) above shall not apply:

(iii)	with respect to any Tax assessed on the Lender:

(iv)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes;

(v)	to a FATCA Deduction required to be made by a Party; or

(vi)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or
to the extent a loss, liability or cost is compensated for by an increased payment under clause 20.3 (Tax gross-up).

(j)	If a Protected Party makes, or intends to make a claim under clause 20.4(a) above, the Lender shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

20.5	Indemnities on after Tax basis

(j)
If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(k)
If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(l)
For the purposes of clause 20.5 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

20.6	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

20.7	Indirect Tax

(a)
All consideration expressed to be payable under a Finance Document by any Party to the Lender shall be deemed to be exclusive of Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of Indirect Tax.

(b)
Where a Finance Document requires a Party to reimburse for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs and expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of Indirect Tax.

21	Indemnities

21.1	Indemnity concerning security
The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

(g)	any failure by the Borrower to comply with clause 27 (Costs and expenses);

(h)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(i)	the taking, holding, protection or enforcement of the Security Documents;

(j)
the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(k)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(l)	any breach by any Obligor of the Finance Documents.

21.2	Continuation of Indemnities
The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by the Lender or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Commitment or the repudiation by the Lender or the Borrower of this Agreement.

21.3	General Operating Indemnity
The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify each Indemnified Person against all Losses incurred by it:

(k)
as a result of the Lender exercising its rights under and in accordance with the Finance Documents to operate, possess or dispose of the Vessel or to perform the obligations of the Borrower under a Project Document and which arise directly out of the refurbishment, conversion, manufacture, construction, installation, transportation, ownership, possession, performance, management, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, acceptance, chartering, sub-leasing, insurance, maintenance, repair, service, modification, refurbishment, dry-docking, survey, overhaul, replacement, removal, repossession, return, redelivery of the Vessel (or any part thereof) whether or not such Losses may be attributable to any defect in the Vessel (or any part thereof) or to the design, construction or use thereof or from any maintenance, service, repair, overhaul, inspection or to any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise (whether prior to, during or after termination of this Agreement) and whether or not the Vessel  is in the possession or control of the Borrower or any other person; and/or

(l)
in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, requisition, impounding, forfeiture or detention of the Vessel (or any part thereof) or in securing or attempting to secure the release of the Vessel (or any part thereof) in each case in accordance with the Finance Documents.

(m)
Without prejudice to the provisions of this Clause 21.3 (General operating indemnity), the Borrower shall indemnify the Indemnified Persons and each of them on demand and hold the Indemnified Persons and each of them harmless from and against all costs, expenses, payments, charges, Losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Indemnified Persons or any of them at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim in respect of a Group Member or the Vessel (whilst owned and operated by the Borrower) made or asserted against the Indemnified Persons or any of them if such Environmental Claim would not have been, or been capable of being, made or asserted against the Indemnified Persons if the Lender had not entered into this Agreement or any of the Finance Documents and/or exercised any of their rights, powers and discretions thereby conferred in accordance with their terms and/or performed any of their obligations thereunder in accordance with their terms.

22	Set-off

(i)
The Lender may at any time set off any credit balance to which the Borrower is entitled or any other Indebtedness of the Lender to the Borrower against any sum then payable by the Borrower to the Lender under the Finance Documents.

(j)	The Borrower irrevocably authorises the Lender to purchase such other currencies at the prevailing market rate of exchange as may be necessary to effect the set-off.

(k)	The Lender will without delay notify the Borrower of its intention to exercise this power of set-off.

23	Calculations and certificates

(n)	The entries made in accounts maintained by the Lender are prima facie evidence of the matters to which they relate unless the contrary is proved.

(o)
All interest, commission and other payments of an annual nature under the Finance Documents will accrue from day to day. They will be calculated on the basis of actual days elapsed and a 360 day year unless the practice in the relevant interbank market is different.

(p)
Any certificate or determination by the Lender as to any rate of interest, exchange rate, or amount payable under the Finance Documents is conclusive and binding on the Borrower, unless there is a manifest error.

24	Changes in regulation / Illegality

24.1	Changes in regulation

(m)
Clauses 24.1(b) to 24.1(c) apply if a new Regulation is introduced or there is a change to an existing Regulation or to its interpretation or application after the date of this Agreement and, in any such case, its effect is, in relation to the Facility or the Finance Documents:

(i)	to reduce the amount due and payable to the Lender;

(ii)	to subject the Lender to any additional or increased Taxation or other cost;

(iii)	any loss that the Lender incurs;
the Lender will notify the Borrower as soon as practicable. The Borrower will, within three Business Days of demand, pay to the Lender the amount which the Lender certifies is required to compensate it for the matters specified in clause 24.1. The certificate must set out the basis of the computation of the amount, but need not include any matters which the Lender or must treat as confidential.

(n)	Neither the Lender nor any Affiliate will be entitled to receive any compensation under clause 24.1(a) to the extent that the amount otherwise payable under that clause:

(iv)	is the subject of additional payment under clause 20 (Tax gross up and indemnities); or

(v)	arises as a consequence of any change in the taxation of its overall net income, profits or gains imposed in the jurisdiction in which its Facility Office under this Agreement is located.

(o)
The Lender agrees that it will take such steps as required which will not be prejudicial to it, to mitigate any loss which would give rise to a claim under clauses 20 (Tax gross up and indemnities) or Clause 24 (Changes in regulation/ Illegality).

24.2	Illegality
If it becomes contrary to any Regulation for the Lender to perform any of its duties under this Agreement, the Commitment will immediately be reduced to zero and the Borrower will repay the Loan on demand, together with all other amounts owing to the Lender under the Finance Documents.

25	Transfer

25.1	No transfer by the Obligors
No Obligor may transfer (either by assignment or by novation) any of its rights or duties under the Finance Documents, save in instances where the MLP has occurred, the Guarantor may transfer (by novation only) to Golar MLP all its rights and obligations under the Pre-delivery Guarantee on terms identical to the Pre-delivery Guarantee with logical amendments without the consent of the Lender.

25.2	Transfer by the Lender
The Lender may assign all or part of its Rights under the Finance Documents with the consent of the Borrower and the Guarantor.

25.3	Disclosure of information
The Lender may disclose to any prospective assignee such information about the Obligors, the Facility and the Finance Documents provided that the person to whom the information is to be given has agreed in writing to keep such information confidential.

25.4	Increased Costs
If the Lender assigns any of its rights under the Finance Documents or changes its facility office and as a result of circumstances existing at the date of the assignment or change, the Borrower would have to make an increased payment to the assignee or Lender acting through its new facility office under clauses 20 (Tax gross up and indemnities) or 24 (Changes in regulation/ Illegality), then the assignee or Lender acting through its new facility office can only receive payment under those clauses to the same extent as the assignor or Lender acting through its previous facility office, would have received payment had the assignment, or change not occurred.

26	Remedies

(c)	The rights of the Lender against the Borrower under the Finance Documents are cumulative. They do not limit any rights of the Lender against the Borrower existing under the general law.

(d)
No failure by the Lender to exercise any right under the Finance Documents will operate as a waiver of that right. Nor will a single or partial exercise of a right by the Lender preclude its further exercise.

27	Costs and expenses

27.1	Transaction expenses
The Borrower shall promptly within five (5) Business Days of demand pay the Lender the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by it (and by any Receiver) in connection with the negotiation, preparation, arrangement, printing, execution, registration and perfection and any release, discharge or reassignment of:

(f)	this Agreement and any other documents referred to in this Agreement and the Security Documents;

(g)	any other Finance Documents executed or proposed to be executed after the date of this Agreement; or

(h)	any Security Interest expressed or intended to be granted by a Finance Document.
For the avoidance of doubt, the Borrower shall have the benefit of any cap on fees (or other fee arrangement) agreed by the Lender’s legal or other advisers.
The Lender shall be entitled to receive a set-up fee to cover the reasonable costs it has reasonably incurred or will reasonably incur under any financing arrangements it has put in place for the Loan, the MOA and the Bareboat Charter and the payment of such set-up fee shall be paid according to the terms stipulated in a Fee Letter.

27.2	Amendment costs
If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five (5) Business Days of demand by the Lender, reimburse the Lender for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Lender (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

27.3	Enforcement, preservation and other costs
The Borrower shall on demand by the Lender, pay to the Lender the amount of all costs and expenses (including fees costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights.

28	Notices

28.1	Notices

(a)
Any notice or other communication to a party to this Agreement must be in writing. It must be addressed for the attention of such person, and sent to such address or email address as that party may from time to time notify to the other parties.

(b)	It shall be deemed to have been received by the relevant party on receipt at that address.

(c)	The initial administrative details of the parties are contained in Schedule 1, but a party may amend its own details at any time by notice to the other parties.

(d)
Any notice to the Borrower under clause 28.1(a) may alternatively be sent to its registered office or to any of its places of business or to any of its directors; and it will be deemed to have been received when delivered to any such places or persons.

28.2	English translations

(d)	Any notice given under or in connection with any Finance Document must be in English.

(e)
Where any other document provided to the Lender under the terms of the Finance Documents is not in English, that document must be accompanied by an English translation, certified to be an accurate translation of the original.

(f)	The English translation will prevail over the original document unless that document is a constitutional, statutory or other official document.

29	Partial invalidity
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

30	Confidentiality

30.1	Confidential Information
The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 30.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information
The Lender may disclose Confidential Information:

(e)	to any of its Affiliates; and any other person:

(i)	subject to Clause 25.2, 25.3 and to (or through) whom the Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;

(ii)
subject to Clause 25.2, 25.3 and with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

(f)
and the Lender may disclose to a rating agency or its professional advisers or (with the consent of the Borrower) any other person, any material information about any Obligor, the Group and the Finance Documents as the Lender shall consider reasonably appropriate.

30.3	Entire agreement
This clause 30 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.4	Inside information
The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

30.5	Notification of disclosure
The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to clause 30.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that sub-clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 30 (Confidentiality).

30.6	Continuing obligations
The obligations in this clause 30 (Confidentiality) are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve months from the earlier of:

(a)
the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and the Commitment has been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be a Party.

31	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32	Law and jurisdiction

32.1	Law
This Agreement and any non-contractual obligations connected with it are governed by English law.

32.2	Jurisdiction

(a)
The Borrower irrevocably agrees that any matter arising out of or in connection with the Finance Documents or any non-contractual obligations connected with the Finance Documents, including any question regarding its existence, validity or termination, shall be referred to the Hong Kong International Arbitration Centre ("HKIAC") and finally resolved by arbitration under the rules promulgated by the HKIAC (the "HKIAC Rules"), which HKIAC Rules are deemed to be incorporated by reference into this clause 32 (Law and jurisdiction). The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English.

(b)
The Lender may, however, bring proceedings in connection with the Finance Documents (including their existence) in any court of competent jurisdiction and, to the extent allowed by law, take concurrent proceedings in any number of jurisdictions.

33	FATCA

33.1	Defined terms
For the purposes of this Clause 33, the following terms shall have the following meanings:
Code means the United States Internal Revenue Code of 1986, as amended.
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
US means the United States of America.
US Tax Obligor means:

(a)	a borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

33.2	FATCA Information

(c)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(iv)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(v)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(vi)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(d)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(e)	Paragraph (a) above shall not oblige any Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(iii)	any law or regulation;

(iv)	any fiduciary duty; or

(v)	any duty of confidentiality.

(f)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

33.3	FATCA Deduction

(c)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(d)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction)), notify the Party to whom it is making the payment.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Initial administrative details of the parties

Party	Address	Fax Number	Attention
Borrower	c/o Golar Management Ltd, 13th Floor, 1 America Square, 17 Crosswall, London EC3N 2LB, United Kingdom	44 0207 063 7901	Mr. Brian Tienzo
Lender	c/o CSSC (Hong Kong) Shipping Company Limited, Shanghai Office, Room 608, Marine Tower , No.1 Pudong Avenue, Shanghai, PRC	86 21 6886 3070	Mr Teng Fei / Mr Zhou Shen

Schedule 1
Part A Conditions precedent to the First Advance

1	Constitutional Documents and corporate authorities
In respect of each Obligor:

(a)	a copy certified by a duly authorized officer and/or the company secretary of the relevant person to be a true, complete and up-to date copy, of the Constitutional Documents of that person;

(b)
a copy, certified by a duly authorised officer and/or the company secretary of the relevant person to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors of that person:

(i)	approving the entering into and authorising the execution by the relevant person of the Transaction Documents to which that person is (or is to be) party (the "Relevant Documents"); and

(ii)	authorizing an individual or individuals to sign and deliver on behalf of that person the Relevant Documents;

(c)
a copy certified by a duly authorised officer and/or the company secretary of that person to be a true copy, and as being in full force and effect and not revoked or withdrawn, of any power of attorney issued by that person pursuant to the said resolutions;

(d)	a certificate of incumbency including a list of those signatories of the applicable party who are authorised to execute the Relevant Documents together with specimen signatures;

(e)
a certificate of the Borrower (signed by a Director), confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded; and

(f)	a copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Obligor.

2	Charter Documents

(a)	A copy of each Charter Document duly executed by the parties thereto, dated and certified as a true and complete copy by an officer of the Borrower;

(b)
Such evidence as the Lender may require as to the due execution of the Bareboat Charter and the due incorporation of the Bareboat Charterer and the Bareboat Charter Guarantor, their power and authority to enter into and perform the Bareboat Charter and the Bareboat Charter Guarantee.

(c)
Such evidence as the Borrower has received from the Acceptable Sub-Charterer as to the due execution of any other Charter Document and the due incorporation of the Acceptable Sub-Charterer and the Acceptable Sub-Charter Guarantor, their power and authority to enter into and perform each relevant Charter Document and all other documents and instruments to give effect to the same.

3	Transaction Documents

(a)
An original of this Agreement, the Fee Letter, the Mortgage, the Shares Security, the Pre-delivery Guarantee, the Vessel Contracts Assignment, the Assignment of the Sub-Charter Documents, the Manager’s Undertaking and the General Assignment each duly executed and delivered by the parties thereto as well as evidence that all notices, acknowledgements, authorizations, invoices, letters, transfers, certificates and other any other documents required thereunder have been duly executed and delivered.

(b)
A copy of each of the Project Documents (other than the Charter Documents referred to in paragraph 2 above), duly executed by the parties thereto, dated and certified as a true and complete copy thereof by a duly authorized officer and/or the company secretary of the Borrower in an officer's certificate which contains the confirmation (if applicable) that these documents have not been amended from the versions provided to the Lender prior to the date of this Agreement.

(c)
A copy of any other authorization or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	The Co-ordination Agreement duly executed by all parties to it other than the Lender.

(e)
The Perenco Security Arrangements in form and substance satisfactory to the Lender for an amount no less than US$500,000,000 issued by the Acceptable Sub-Charter Guarantor or Acceptable Sub-charter Guarantors in favour of the Borrower to secure the performance of Sanaga Partners’ obligations under the Acceptable Sub-Charter as assigned by the Borrower to the Lender pursuant to the Assignment of the Sub-Charter Documents.

4	Financial information

(a)	The latest Financial Statements.

(b)
Confirmation from the Lender that all fees and expenses due or reimbursable to the Lender have been paid in full, or as the case may be, arrangements satisfactory to the Lender for the payment of such fees have been put in place.

5	Process agents
Evidence, if applicable, of the acceptance of appointment by each service of process agent appointed or required to be appointed under any Finance Document.

6	Project funding

(a)	A Certificate from the Builder evidencing that the Borrower has paid the Builder a sum of US$400,000,000 towards the Conversion Cost of the Vessel, unsecured and interest free.

(b)	A certificate from a duly authorised signatory of the Borrower confirming details of the total Project Costs incurred and forecast to be incurred prior to Delivery.

(c)	A certificate from a duly authorized signatory of the Borrower confirming , inter-alia:

(i)	the Project Costs incurred and forecast to be incurred to achieve Final Acceptance; and

(ii)	that there is no forecast Cost Overruns or shortfall in funding to achieve Final Acceptance by the Cancelling Date.

7	Project information

(a)	A certificate from the Borrower confirming that the Effective Date (as defined in the EPC Contract) has occurred.

(b)	The Initial Technical Report from the Technical Adviser.

(c)	Evidence satisfactory to the Lender that all Project Costs not being financed by the Lender pursuant to this Agreement have been paid by the Borrower.

(d)	Such evidence as the Lender may require as to the governmental or regulatory licenses, approvals and consents from the Cameroon authorities required in relation to the Project at such time.

(e)	Such evidence as the Lender may require that all relevant and necessary Consents and Project Authorisations (in Cameroon or otherwise) have been obtained at such time.

8	Fees and expenses
Evidence that all fees and expenses due to the Lender payable on the first Drawdown Date for the relevant Advance have been paid in full or, as the case may be, arrangements satisfactory to the Lender for the payment of such fees have been put in place.

9	Vessel conditions

(a)
A transcript of register from the Flag State evidencing the continued registration of the Vessel in the name of the Borrower and that the Mortgage has been registered against the Vessel under the laws and flag of the Flag State.

(b)
A certificate from the Borrower confirming that the Vessel is free and clear of any liens, charges, debts, claims or other encumbrances arising in favour of any of the parties to the Project Documents (other than the Borrower) or such parties' sub-contractors and employees (other than a Permitted Security Interest).

10	Shareholder Funding

(a)	A certified copy of any relevant Shareholder Loan Agreement in respect of any Shareholder Funding in form and substance satisfactory to the Lender.

(b)	A Subordination Deed in respect of any Financial Indebtedness owed by the Borrower to the Shareholders pursuant to any Shareholder Loan.

11	Legal opinions
(a)    Agreed form legal opinions from:

(i)	Bermudan counsel;

(ii)	Singapore counsel;

(iii)	Norwegian counsel;

(iv)	Marshall Islands counsel;

(v)	English counsel; and

(vi)	any other jurisdiction(s) required by the Lender,
in each case addressed to the Lender and substantially in the form approved by the Lender prior to signing this Agreement (together with evidence that each signed legal opinion will be issued promptly following the date of the First Advance); and

(b)
Legal opinions from Cameroon counsel confirming the effectiveness and enforceability of the Acceptable Sub-Charter and the Perenco Security Arrangements, failing which a confirmation in writing from the Bareboat Charter that it has procured all Consents and

Project Authorisations required in connection with the Project and the operation of the Vessel, the Binding Term Sheet, the TSA (if applicable) and Perenco Security Arrangements are in full force and effect.

12	Insurances
A final opinion in form and content satisfactory to the Lender from the Insurance Advisor as to the adequacy of the Builder’s Risks Insurances and the planned Insurances in respect of the Vessel.

13	Further conditions
Such further conditions, opinions or evidence as may be reasonably required by the Lender in connection with entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document and notified in writing to the Borrower in advance of being requested.

Part B – Conditions Precedent to each Advance

1	Constitutional Documents and corporate authorizations
A certificate from a duly authorized officer and/or the company secretary of the Borrower and Guarantor confirming that there has been no change in the Constitutional Documents of the relevant person since the date on which the certified copy thereof was provided to the Lender, or as the case may be, a copy certified by a duly authorized officer and/or company secretary of the relevant person of any amendments thereto and confirmation that the board resolutions, powers of attorney or other corporate authorization referred to in paragraph 1 of Part A of Schedule 2 remain unamended and in full force and effect.

2	Fees and expenses
Evidence that all fees and expenses due to the Lender payable on the Drawdown Date for the relevant Advance has been paid in full or, as the case may be, arrangements satisfactory to the Lender for the payment of such fees have been put in place.

3	Transaction Documents conditions precedent
A certificate from the Borrower confirming that each of the Project Documents and the other Transaction Documents remains unamended and in full force and effect unless such amendments are Permitted Amendments.

4	Project information

(c)	Receipt by the Lender of the Technical Adviser's report according to the terms of the Agreed Scope of Work in form and substance satisfactory to the Lender.

(d)
A certificate from the Borrower certifying the conversion progress milestone and details of relevant payments made under invoices received under the Conversion Contracts and to be reimbursed using the Advance

(e)	Certification from the Technical Advisor confirming that the invoices specified in sub-paragraph (b) above are applicable to the Initial Project Budget and have been paid

5	Insurances
If the Vessel Leaving the Yard Date has occurred, a final opinion in form and content satisfactory to the Lender from the Insurance Advisor as to the adequacy of the Insurances in respect of the Vessel together with evidence that the approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Lender in the approved form in relation to the Insurances.

6	Further Conditions
Such further conditions, opinions or evidence as may be reasonably required by the Lender in connection with entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document and notified in writing to the Borrower in advance of being requested.

Schedule 2
Form of Drawdown Notice
To:         FORTUNE LIANGJIANG SHIPPING S.A.
Attention:     ___________________
Dated:     ___________________

Loan agreement dated ___________________ for up to US$700,000,000 (the Agreement).

1	We wish to draw down an Advance of US$ [●] on [●].

2	The first Interest Period will be [3] months.

3	The funds should be credited to [account details].

4
We represent that all of the matters described in clause 9 (Representations) of the Agreement are true today. For these purposes, the reference to the "Financial Statements" in clause 9.8 is to the audited financial statements of the Borrower and the Group for the period ended on []

5	We confirm that:

(a)	no Default has occurred and is continuing;

(b)	no Default will result from the making of the Advance; and

(c)	no Obligor is otherwise in breach of any of the Finance Documents.

6	Words defined in the Agreement have the same meanings in this notice.

Yours faithfully
for GOLAR HILLI CORPORATION

...........................................
Authorised signatory

Schedule 3
The Security Documents

1	Mortgage

2	Shares Security

3	Pre-delivery Guarantee

4	Subordination Deed

5	Vessel Contracts Assignment

6	Manager’s Undertaking

7	General Assignment

8	Assignment of Sub-Charter Documents

9	Any other document designated a "Security Document" by the Borrower and the Lender

Schedule 4
Technical Adviser’s Scope of Work

EXECUTED by the parties:

BORROWER
SIGNED by For and on behalf of GOLAR HILLI CORPORATION In the presence of	) ) )	/s/ Brian Tienzo
Signature: Title:

LENDER
SIGNED by For and on behalf of FORTUNE LIANJIANG SHIPPING S.A. In the presence of	) ) )	/s/ Yang Li
Signature: Title: